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                                 May 7, 1998

Ortec International, Inc.
3960 Broadway
New York, NY 10032

            Re: Registration Statement No. 333-30141 on Form SB-2 and Registration Statement on Form S-3 to be Filed

Ladies and Gentlemen:

      We have acted as counsel for Ortec International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of (i) Registration Statement No. 333-30141 on Form SB-2, which became effective on July 15, 1997 (the "1997 Registration Statement"), relating to the offering of 1,323,856 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), and (ii) a Registration Statement on Form S-3 filed on or about the date hereof with the Securities and Exchange Commission (the "1998 Registration Statement") (the 1997 Registration Statement and the 1998 Registration Statement shall sometimes be referred to collectively as the "Registration Statements") relating to the offering of 361,928 additional shares of the Company's Common Stock and the deregistering of 123,250 shares of Common Stock originally included in the 1997 Registration Statement. The 1,247,584 shares in aggregate included in the Registration Statements which have not yet been sold, or which are not being deregistered, may be sold by certain selling stockholders of the Company from time to time for their own accounts.

      We have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, a representative form of the certificate representing the Common Stock, originals or copies of such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions, as we have deemed necessary to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

     Based on the foregoing, we are of the opinion that 832,128 of the 1,247,584 shares of Common Stock included in the Registration Statements which have not yet been sold or which are not being deregistered, and which may be sold by certain selling stockholders of the Company from time to time for their own accounts, have been duly authorized, validly issued and outstanding, and fully paid and non-assessable, and the remaining 415,456 shares of such 1,247,584 shares have been duly authorized and reserved for issuance and, when paid for upon the exercise of outstanding warrants and options, will be validly issued, fully paid and non-assessable.

      We hereby consent to be named in the 1998 Registration Statement and the prospectus, which is a part of the 1998 Registration Statement, as attorneys who have passed upon legal matters in connection with the offering of the securities offered thereby under the caption "Legal Matters."

      We further consent to your filing a copy of this opinion as an exhibit to the 1998 Registration Statement.


                                      Very truly yours,


                                      FEDER, KASZOVITZ, ISAACSON,
                                        WEBER, SKALA & BASS LLP